Exhibit 99.1

AMENDED AND RESTATED NONQUALIFIED STOCK OPTION AWARD AGREEMENT

THIS AGREEMENT (the “Award Agreement”), is made effective as of the            day of                 , 2009, between Austin, a company incorporated in The Netherlands (hereinafter called the “Company”), and                (hereinafter called the “Participant”):

R E C I T A L S:

WHEREAS, the Company has become party to this Award Agreement, as amended and restated, as a result of the option roll-over as described in the Agreement and Plan of Amalgamation dated                between Austin, Austin Amalgamation Sub and Galveston (the “Agreement and Plan of Amalgamation”); and

WHEREAS, the compensation committee of the board of directors of Galveston has adopted certain resolutions dated             , in accordance with the 2006 Galveston Lease Limited Share Incentive Plan, and in accordance with the Agreement and Plan of Amalgamation, pursuant to which certain terms and conditions of the option awards have been adjusted in connection with the amalgamation that is envisaged by the Agreement and Plan of Amalgamation.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.             Grant of the Option.  The Company hereby grants to the Participant the right and option (the “Option”) to acquire, on the terms and conditions hereinafter set forth, all or any part of an aggregate of            Shares.  The purchase/subscription price of the Shares subject to the Option shall be $            per Share (the “Option Price”).  The Option is intended to be a non-qualified stock option, and is not intended to be treated as an option that complies with Section 422 of the Internal Revenue Code of 1986, as amended.

2.             Vesting. The Option becomes immediately vested and exercisable.on the Effective Time as defined in the Agreement and Plan of Amalgamation..At any time, the portion of the Option which has become vested and exercisable as described in this Section 2 is hereinafter referred to as the “Vested Portion”. The Vested Portion of the Option shall remain exercisable for the period set forth in Section 3(a).

3.             Exercise of Option.

(a) Period of Exercise.  The Participant may exercise all or any part of the Vested Portion of the Option at any time prior ADD DATE IN EACH INDIVIDUAL AWARD AGREEMENT BEING THE DATE 10 YEARS AFTER THE DATE THAT THE OPTION WAS ORIGINALLY AWARDED BY GALVESTON;

(b) Method of Exercise.

(i)            Subject to Section 3(a), the Vested Portion of the Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that, the Option may be exercised with respect to whole Shares only.  Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Option Price.  In the event the Option is being exercised by the Participant’s representative, the notice shall be accompanied by proof (satisfactory to the Committee) of the representative’s right to exercise the Option.  The payment of the Option Price may be made at the election of the Participant (i) in cash or its equivalent (e.g., by check), (ii) to the extent permitted by the Committee, in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being acquired and satisfying such other requirements as may be imposed by the Committee, (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares or (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being acquired; provided, in each case, that such method results in the Shares being issued as fully paid under Netherlands law.  Neither the Participant nor the Participant’s representative shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Shares have been delivered to the Participant, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee.

(ii)           Notwithstanding any other provision of this Award Agreement to the contrary, the Option may not be exercised prior to (i) the Participant making or entering into any such written representations, warranties and agreements as the Committee may request in order to comply with applicable securities laws, with this Award Agreement or otherwise and (ii) the completion of any registration or qualification of the Option or the Shares under applicable securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine to be necessary or advisable.

(iii)          Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company shall issue the Shares to the Depositary Trust Company for further registration in the name of the Participant.

(iv)          In the event of the Participant’s death, the Vested Portion of the Option shall remain exercisable during the period set forth in Section 3(a) by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Award Agreement shall pass by will or by the laws of descent and distribution as the case may be.  Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

4.             Shares underlying Awards.  All Shares issued pursuant to this Award Agreements shall be issued to the Depositary Trust Company for further registration in the name of the Participant

5.             No Right to Continued Employment.  The granting of the Option evidenced hereby and this Award Agreement shall impose no obligation on the Company or any affiliate to continue the Employment of the Participant and shall not lessen or affect any right that the Company or any affiliate may have to terminate the Employment of such Participant.

6.             Transferability.  The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.  No such permitted transfer of the Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.  During the Participant’s lifetime, the Option is exercisable only by the Participant.

7.             Adjustment Of Option.  In the event of any change in the outstanding Shares after the Effective Date by reason of any Share split, reorganization, recapitalization, merger, amalgamation, consolidation, spin-off, combination or transaction or exchange of Shares or other corporate exchange, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, as applicable, as it deems to be equitable as to (i) the number or kind of Options or Shares, (ii) the Option Price and/or (iii) any other affected terms of the Award Agreement.

8.             Withholding.  The Participant may be required to pay to the Company or any affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Option, its exercise or any payment or transfer under or with respect to the Option and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

9.             Securities Laws.  Upon the acquisition of any Shares pursuant to the exercise of the Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws and this Award Agreement.

10.           Data Protection.  Participant hereby agrees to the transfer and disclosure of any personal data by the Company or any subsidiary to any third party for the purposes of the implementation, operation and administration of this Award Agreement and to the review of data relating to this Award Agreement for human resources purposes.  Participant further consents to the storing and processing of any personal data and to the transfer, exchange and disclosure of any personal data by and between these bodies (including third parties) for these purposes. Participant accepts that this may involve the transfer of personal data to countries outside the European Economic Area (where further processing of the data for the purposes outlined above may occur) to countries that may not have the same level of data protection laws and safeguards as are in operation in the Netherlands or Ireland.

11.           Notices. Any notification required by the terms of this Award Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid.  A notice shall be addressed to the Company at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

12.           Entire Agreement.  This Award Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof.  They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof. In particular, the 2006 Genesis Lease Limited

Share Incentive Plan is no longer deemed to exist for the purposes of this Award Agreement. Accordingly, this Award Agreements fully stands on its own and the terms and conditions of the 2006 Genesis Lease Limited Share Incentive Plan are not incorporated into this Award Agreement in any way.

13.           Waiver.  No waiver of any breach or condition of this Award Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

14.           Successors and Assigns.  The provisions of this Award Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Award Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

15.           Choice of Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE NETHERLANDS WITHOUT REGARD TO CONFLICTS OF LAWS.

16.           Amendment.  The Committee may amend or alter this Award Agreement and the Option granted hereunder at any time; provided that no such amendment or alteration shall be made without the consent of the Participant if such action would materially diminish any of the rights of the Participant under this Award Agreement or with respect to the Option.

17.           Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18.           Defenitions.

Committee — The Nomination and Compensation Committee of the board of directors of the Company, which is responsible for the administration of this award agreement.

Share — Share of the Company

19.           Signature in Counterparts.  This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement.

By:

Agreed and acknowledged as
of the date first above written: